Exhibit 99.6

ALDR Employee Q&A

TRANSACTION DETAILS, RATIONALE AND BACKGROUND

1.	What was announced?

•	We announced that Alder has agreed to be acquired by Lundbeck in a transaction valued at $1.95 billion.

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Upon closing of the transaction, Alder shareholders will receive $18.00 per share in cash. In addition, shareholders will receive one Contingent Value Right per share, which entitle them to receive an additional $2.00 per share upon the approval of eptinezumab by the European Medicines Agency (EMA).

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This is an important milestone for our company, and we are confident it will help position eptinezumab for successful global launches and enhance eptinezumab’s ability to reach patients around the world.

2.	Who is Lundbeck?

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Like Alder, Lundbeck shares a focus on neurology and a passion for helping patients. They are a global leader in neuroscience research and development with a strong, established portfolio of commercialized therapies across four neurology disease areas – Alzheimer’s, depression, Parkinson’s and schizophrenia.

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Lundbeck is headquartered in Copenhagen, Denmark and has approximately 5,000 employees worldwide, with products registered in more than 100 countries. Its U.S. operations are based in Deerfield, Illinois.

3.	Why is this good for Alder? How does it fit into our strategy?

•	At Alder, we have made tremendous strides in advancing the treatment paradigm for migraine prevention to address significant unmet patient needs.

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Lundbeck shares our confidence in eptinezumab’s tremendous potential, and we are confident their global scale and proven product launch experience will help position eptinezumab for successful global launches and enable it to reach more patients around the world.

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In addition, both companies share a commitment to serving patients with high unmet needs, and to discovering, developing and commercializing novel therapies to improve the lives of those suffering from complex and debilitating neurologic conditions.

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From a financial perspective, the transaction creates substantial and immediate value for Alder shareholders, as well as further upside upon the approval of eptinezumab by the European Medicines Agency.

4.	When do you expect to close the transaction?

•	We expect to close the transaction in five to eight weeks, subject to customary closing conditions and the receipt of transaction-related regulatory approvals.

•	Until that time, Alder and Lundbeck continue to operate as separate and independent companies, and it is business as usual at Alder.

•	The most important thing you can do is remain focused on your day-to-day responsibilities as we continue preparing for eptinezumab’s U.S. launch.

5.	What does the transaction mean for me? What can we expect between now and closing?

•	We expect to close the transaction in five to eight weeks, subject to customary closing conditions and the receipt of transaction-related regulatory approvals.

•	Until that time, Alder and Lundbeck continue to operate as separate and independent companies, and it is business as usual at Alder.

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to begin planning how our organizations will come together.

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Importantly, while some activities, such as further hiring of the field team, will stop at this point, we will continue the vast majority of our eptinezumab launch preparation activities until the close.

•	However, decisions regarding organizational structure will not be finalized before the close.

•	The most important thing you can do is remain focused on your day-to-day responsibilities and continue making progress on Alder’s 2019 corporate goals, including eptinezumab U.S. launch readiness.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

6.	How do the cultures of the two companies compare?

•	Lundbeck’s patient focus in neurology is closely aligned to Alder’s, and they share our commitment to serving patients with unmet needs.

•	Both organizations have highly experienced and talented employees dedicated to improving the lives of patients suffering from complex neurology diseases.

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In addition, both companies share a commitment to discovering, developing and commercializing novel therapies to improve the lives of those suffering from complex and debilitating neurologic conditions.

7.	Does this impact the commercial launch of eptinezumab?

•	This announcement has no impact on our PDUFA target action date, which the FDA set for February 21, 2020.

•	We remain on track for eptinezumab’s U.S. commercial launch, upon approval, in the first quarter of 2020, and are moving forward with many of our commercial readiness activities.

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Importantly, we are confident Lundbeck’s global scale and proven product launch experience will help position eptinezumab for successful global launches and enhance its ability to reach patients around the world.

8.	Will this transaction impact the commercial supply agreement with Sandoz?

•	There are no changes to our contract with Sandoz, and we expect it to remain in effect following the transaction.

•	It is business as usual with Sandoz and our plans to produce to eptinezumab commercial drug substance remain the same.

9.	Where will the combined company be headquartered and who will lead it?

•	No decisions made concerning organizational structure will be finalized before the close.

•	Following the close, Deborah Dunsire, Lundbeck’s CEO, will lead the combined company.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

10.	What will happen to the Alder name? Will Alder operate as a subsidiary of Lundbeck?

•	Following the close of the transaction, Alder will be a subsidiary of Lundbeck. Eptinezumab will be marketed under the Lundbeck name.

11.	What will happen to our Bothell facilities?

•	Please keep in mind that these are still early days of our journey with Lundbeck, and many details remain to be worked out.

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to begin planning how our organizations will come together.

•	Given the expertise here in Bothell, Lundbeck anticipates they will need to maintain some functions here for the foreseeable future.

•	However, decisions regarding organizational structure will not be finalized before the close.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

12.	Can Alder employees interact with Lundbeck employees?

•	Until the transaction closes, which we expect to occur in five to eight weeks, Alder and Lundbeck will continue to operate as separate, independent companies, and it is business as usual at Alder.

•	Until then, discussions with Lundbeck team members will be directed through the integration planning team.

•	It is very important that you do not engage with Lundbeck employees unless a member of Alder executive leadership team explicitly directs you to do so.

13.	Who is on the integration planning team?

•	We are working through those details now.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

14.	Are there employees that won’t have a job on Day 1? Are they changing the sign on the door?

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to begin planning how our organizations will come together.

•	However, decisions regarding organizational structure will not be finalized before the close.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

15.	Can we expect updates from Lundbeck during this period before the deal closes?

•	Until the transaction closes, which we expect to occur in five to eight weeks, Alder and Lundbeck will continue to operate as separate, independent companies and it is business as usual at Alder.

•	Any updates you received regarding the transaction will come from Alder’s leadership team.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

16.	What do I do if I receive inquiries from outside parties?

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Consistent with company policy, please direct all media inquiries to Laura Cooper, Senior Director of Corporate Communications, at (425) 877-2659 or lcooper@alderbio.com. Inquiries from investors and analysts should be forwarded to Carlos Campoy at ccampoy@alderbio.com or (425) 205-2955.

17.	Where can I get additional information? Who can I contact if I have more questions?

•	The press release we issued is available on our website. As always, we will be sure to communicate important updates, as appropriate.

•	We will continue to keep you informed as we move through this process and encourage you to regularly check the intranet site for updates.

•	If you have additional questions, please don’t hesitate to reach out to your manager.

•	You can also submit questions to info@alderbio.com.

BENEFITS, COMPENSATION, EMPLOYMENT STATUS AND SEVERANCE

18.	Should Alder employees expect any changes to benefits and compensation?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	Details regarding roles, salaries and benefits will be worked out following close.

•	We are committed to keeping you informed, and we will provide additional details on our integration planning as decisions are made.

19.	Will there be layoffs as a result of this transaction?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to ensure coordinated integration.

•	There may be instances where positions are redundant. However, there will be no decisions made concerning organizational structure before the close.

•	In the event certain positions are eliminated, Alder’s Board has put a severance plan in place.

•	We are committed to keeping you informed, and we will provide additional details on our integration planning as decisions are made.

20.	If I am laid off, will I receive severance? How much?

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While we do not yet know which Alder positions will be retained and which will be eliminated upon integration of the two companies, the Board has put in place a severance program for any Alder employees whose positions are not retained after the integration.

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All employees whose positions are not retained will receive a minimum of four months base salary and COBRA coverage. Actual severance will vary according to position level and tenure with the organization.

•	More information about compensation will be available on the intranet portal as soon as possible.

21.	Will there be new opportunities in terms of jobs and relocation? Will I be asked to relocate?

•	While it is possible, it is still early in the process, and there are many decisions that have yet to be made.

•	Between now and close, we will form an integration planning team comprising Alder and Lundbeck leadership to begin planning how our organizations will come together.

•	However, decisions regarding organizational structure will not be finalized before the close. This means that details regarding roles, salaries and benefits will be worked out following close.

•	We are committed to keeping you informed, and we will provide additional details on our integration planning as decisions are made.

22.	We have many job openings. Are we still hiring during this interim period?

•	Until the transaction closes, which is expected to occur in five to eight weeks, we will be pausing on our new hiring.

•	That said, hiring needs for critical functions will be elevated to Lundbeck for approval.

•	It is important to note that Lundbeck recognizes the need to hire additional staff for a successful launch of eptinezumab, as well as to move the life cycle management and the 1910 program forward.

•	We will continue to keep you informed as we move through the planning process.

23.	What kind of benefits do they have?

•	It is still early in the process, and details regarding salaries and benefits will be worked out following close.

•	We are committed to keeping you informed, and we will provide additional details on our integration planning as decisions are made.

24.	If I receive another job offer before this transaction closes, can I accept that job and still receive severance?

•	No. During this process, we expect all employees to remain dedicated to Alder.

25.	I have offers out to new hires. What should I do?

•	Until the transaction closes, which is expected to occur in five to eight weeks, we will be pausing our new hiring.

•	That said, hiring needs for critical functions will be elevated to Lundbeck for approval.

•	We will continue to keep you informed as we move through the planning process.

TECHNICAL DETAILS

26.	What is a tender offer?

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A tender offer is an offer made by an entity directly to a company’s shareholders to purchase their stock for cash, stock or a combination of both. In this case, Lundbeck is making an offer to purchase all shares of Alder in cash plus one Contingent Value Right.

•	Shareholders are given the opportunity to “tender,” or sell their stock for a set price within a stated time limit.

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A tender offer must comply with the rules and regulations of the Securities and Exchange Commission, which include certain minimum offering periods, withdrawal rights, manner of publication and other requirements.

•	Further details on the tender offer will be made available in documents filed with the Securities and Exchange Commission, which are expected to be filed by Alder and Lundbeck later this week.

27.	What happens if the deal doesn’t close?

•	We have no reason to expect this transaction will not be completed, which we expect to occur in five to eight weeks.

28.	What will happen to my Alder stock? Should I tender my shares? How do I do that?

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Pursuant to the agreement, Lundbeck will commence a tender offer to acquire all of the outstanding shares of Alder for $18.00 in cash. In addition, Alder shareholders will receive one Contingent Value Right per share, which will entitle them to receive an additional $2.00 per share upon the approval of eptinezumab by the European Medicines Agency.

•	Employee shareholders may elect to participate in the tender offer with respect to any shares of Alder stock that they own.

•	Along with Alder’s other shareholders, employee shareholders will separately receive information regarding the terms of the tender offer and instructions on how to tender their shares.

29.	If I have Alder stock options, what happens to them now?

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Prior to closing of the transaction, you continue to have the right to exercise your vested options at your discretion and subject to the terms of the applicable option and any applicable blackout periods.

•	Upon closing of the transaction, all options, whether vested or unvested, will vest. More specifically, upon closing:

•	You will receive an amount equal to $18.00 minus the per share exercise price for each option that you hold, less any applicable taxes. Your options will then be cancelled.

•	You will also receive a $2.00 Contingent Value Right (CVR) for each option you hold with aper share exercise price under $18.00.

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For each option you hold with an exercise price greater than or equal to $18.00 but less than $20.00 per share, you will receive, if eptinezumab is approved by the EMA, an amount equal to $20.00 minus the per share exercise price for such option.

•	Each option you hold with an exercise price equal to or greater than $[20.00] per share will be cancelled without payment.

•	If you have been issued options under more than one grant agreement, the exercise price for the applicable options will be the price listed for each such option in the grant agreement.

•	All the logistics relating to your stock options will be done automatically, at the time of closing, unless you elect to exercise any vested options before that time.

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At closing, unvested restricted stock units (whether time based or performance based) will also automatically vest and be exchanged for an amount in cash of $18.00 per share plus one CVR, which will pay $2.00 per share in cash upon approval of eptinezumab by the EMA.

30.	What happens to my RSUs that vest before the deal?

•	RSUs that have vested before closing will be settled in Alder stock, the same as usual.

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You will then be an Alder stockholder, and if you still hold those shares of Alder stock at the time of the transaction closing, you will be entitled to the same consideration as any other Alder shareholder (i.e., $18.00 in cash plus one CVR per share).

31.	What happens to my unvested RSUs?

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Unvested RSUs (whether time or performance based) will automatically vest upon closing of the transaction and be settled in cash for $18.00 per share plus one CVR per share entitling you to $2.00 per share upon eptinezumab’s approval by the EMA.

32.	How does all of this impact my existing vesting schedule?

•	There will be no change to your existing vesting schedule between now and the closing of the transaction.

33.	Is there any difference between shares I purchased on the open market vs. shares I earned tied to vested RSUs or exercised options?

•	No.

34.	Will I receive a retention bonus?

•	It is still early in the process, and there are many decisions that have yet to be made.

•	Details regarding roles, salaries, and benefits will be worked out following close.

•	Any available integration planning updates will be shared on our intranet site.

35.	Will I receive my 2019 bonus?

•	2019 bonuses will be paid to all eligible employees upon closing of the transaction.

Notice to Investors

The tender offer (the Offer) for the outstanding common stock of Alder referred to in this company communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck and Purchaser will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Alder will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck will file a tender offer statement on Schedule TO and thereafter Alder will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Alder will be available free of charge on Alder’s internet website at http://investor.alderbio.com/financial-information/sec-filings or by contacting Alder’s investor relations contact at +1 (212) 362-1200.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Alder, Alder will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Alder at the SEC public reference room at 100 F Street, N.E.,

Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Alder’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Safe Harbor/Forward-Looking Statements

This communication contains forward-looking information related to Lundbeck, Alder and the proposed acquisition of Alder by Lundbeck that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, the anticipated contingent value right payment, anticipated royalties, earnings dilution and accretion, and growth, Lundbeck’s and Alder’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Lundbeck and Alder, Alder’s product pipeline and portfolio assets, Alder’s ability to achieve certain milestones that trigger the contingent value right payment, the anticipated timing of closing of the proposed acquisition and expected plans for financing the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Alder’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits and accretion from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Lundbeck’s common stock, Lundbeck’s credit ratings and/or Lundbeck’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies, including government-mandated price decreases for Lundbeck’s products; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the uncertainty that the milestones for the CVR payment may not be achieved in the prescribed timeframe or at all; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from Lundbeck’s and Alder’s clinical studies; whether and when drug applications may be filed in any jurisdictions for any potential indication for any of Lundbeck’s or Alder’s pipeline assets; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any such products; and competitive developments. Neither Lundbeck nor Alder undertakes any obligation to update these forward-looking statements (whether as a result of new information, future events or otherwise) except to the extent otherwise required by law.

A further description of risks and uncertainties relating to Alder can be found in Alder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://www.alderbio.com/.

These forward-looking statements are based on numerous assumptions and assessments made by Lundbeck and Alder in light of their respective experiences and perceptions of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe are appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Lundbeck’s plans with respect to Alder, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in the forward-looking statements in this communication are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication.

Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with product that is prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited.